Exhibit 4.1

Subscription Agreement for

BLOCKSTACK TOKEN LLC

a Delaware limited liability company

This is a Subscription for Stacks Tokens issued by
BLOCKSTACK TOKEN LLC

BLOCKSTACK TOKEN LLC SUBSCRIBER QUESTIONNAIRE

In connection with subscribing for the Stacks Tokens (the “Tokens”) issued by Blockstack Token LLC (the “Company”), a Delaware limited liability company, please complete the following Subscriber Questionnaire.  The Company is a wholly-owned subsidiary of Blockstack PBC, a Delaware public benefit corporation (the “Parent”).  The Tokens may be used in connection with the Token Issuer’s network, governed by the Blockstack Core software available at https://github.com/blockstack/blockstack-core (the “Network”), as further described in the offering circular pursuant to which the Tokens are being offered under Regulation A (“Regulation A”) under the Securities Act of 1933 (“Securities Act”) in effect as of the date hereof (the “Offering Circular”).  The Company intends to use the proceeds of this offering, net of any taxes, for working capital and other general corporate purposes, including but not limited to development of the Tokens, the Network and the Stacks blockchain, payment of salaries, hiring employees and consultants, supporting the application ecosystem, and organizing and hosting marketing events (as further described in the Offering Circular).  The potential subscriber in the Tokens shall be referred to in this Agreement as the “Subscriber.”

The Subscriber Questionnaire and the Subscription Agreement are collectively referred to as the “Agreement.”  If the Subscriber Questionnaire indicates that any Subscriber’s response to a question requires further information, the Subscriber should contact the Company as soon as possible.  Subscribers must complete and return all other additional required documentation, including an IRS Form W-9.

1.                                                                                      U.S. Person Status.  Please check the applicable box.

☐            a.              I am a United States citizen or resident.

☐            b.              I am a corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States.

If you are not a United States person, please check here.   ☐

2.                                                                                      Accredited Investor or Qualified Purchaser Status.

To invest in this offering, you must either be an “accredited investor,” within the meaning of Rule 501(a) under the Securities Act, or you must be a “qualified purchaser,” within the meaning of Regulation A of the Securities Act.

Accredited Investor Status.  I am an “accredited investor,” within the meaning of Rule 501(a) under the Securities Act, based on the fact that (check all that apply):

☐            a.              I am a natural person who has a net worth,(1) either individually or on a joint basis with my spouse, of at least $1,000,000.

(1)  For purposes of this paragraph, “net worth” must be calculated as set forth in Rule 501(a) under the Securities Act of 1933, as amended.  In general, “net worth” means the excess of total assets at fair market value over total liabilities.  For the purposes of determining “net worth,” the primary residence owned by an individual shall be excluded as an asset.  Any liabilities secured by the primary residence should be included in total liabilities only if and to the extent that:  (1) such liabilities exceed the fair market value of the residence; or (2) such liabilities were incurred within 60 days before the sale of the Tokens (other than as a result of the acquisition of the primary residence).

☐            b.              I am a natural person who has had individual income in excess of $200,000 for each of the two most recent years, or joint income with my spouse in excess of $300,000 in each of those years, and I have a reasonable expectation of reaching the same income level in the current year.

☐            c.               I am a director, executive officer or equivalent of the Company or the Parent.

☐            d.              I am a trust, with total assets in excess of US$5,000,000, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act, and I will not hold more than 40% of the total value of my assets in the Tokens after such purchase of the Tokens.

☐            e.               I am a corporation, California, Delaware or similar business trust, or partnership, with total assets in excess of US$5,000,000, and I will not hold more than 40% of the total value of my assets in the Tokens after such purchase of the Tokens.

☐            f.                I am a private business development company as defined in Section 202(a)(22) of the U.S. Investment Advisers Act of 1940, as amended.

☐            g.               I am a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

☐            h.              I am a broker or dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934, as amended.

☐            i.                  I am an insurance company as defined in Section 2(13) of the Securities Act.

☐            j.                 I am an investment company registered under the U.S. Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) of the Investment Company Act.

☐            k.              I am a Small Business Investment Company licensed by the Small Business Administration under Section 301(c) or (d) of the U.S. Small Business Investment Act of 1958.

☐            l.                  I am an entity in which all of the equity owners are “accredited investors.”

☐            m.          I am not an “accredited investor.”

Qualified Purchaser Status.  If you are not an “accredited investor,” you are a “qualified purchaser,” as defined in Regulation A of the Securities Act, based on the fact that (check the below box that applies):

☐            a.              I am a natural person.  Note: You may not invest more than the greater of either 10% of your net worth(2) or 10% of your annual income(3).

(2)  For purposes of this paragraph, “net worth” must be calculated as set forth in Rule 501(a) under the Securities Act of 1933, as amended.  In general, “net worth” means the excess of total assets at fair market value over total liabilities. For the purposes of determining “net worth,” the primary residence owned by an individual shall be excluded as an asset. Any liabilities secured by the primary residence should be included in total liabilities only if and to the extent that: (1) such liabilities exceed the fair market value of the residence; or (2) such liabilities were incurred within 60 days before the sale of the Tokens (other than as a result of the acquisition of the primary residence).

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☐            b.              I am not a natural person.  Note: You may not invest more than the greater of the following, as calculated for the most recently completed fiscal year end:

(a)                                 10% of your revenue; or

(b)                                 10% of your net assets.

If you are neither an accredited investor nor a qualified purchaser, please check here.   ☐

3.                                                                                      New York Resident Status.

I am not an individual, partnership,  corporation, association, joint stock association, trust, or other entity, however organized, that resides, is located, has a place of business, or is conducting business in the state of New York.

4.                                                                                      ERISA.  Benefit Plan Investor Status.  I am not, and am not acting (directly or indirectly) on behalf of, any of the following:

☐ An employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”)), whether or not the plan is subject to Title I of ERISA; a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code (“Code”); a “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101; a “governmental plan” within the meaning of Section 3(32) of ERISA; or a person that is deemed to hold “plan assets” under the ERISA plan assets regulations, and consequently subject to regulation under ERISA.

☐ An entity 25% or more of the value of any class of equity of which is held by entities described in the paragraph above; provided that for purposes of making the determination, the value of any equity interest held by a person (other than an entity described in the beginning of this item) who has discretionary authority or control with respect to the assets of the entity or a person who provides investment advice for a fee (direct or indirect) with respect to those assets, or any affiliate of that person, will be disregarded.

☐ A “benefit plan investor” based on the immediately preceding item, that is subject to Title I of ERISA or Section 4975 of the Code.

5.                                      Additional Information.

BY PURCHASING THE TOKENS, I EXPRESSLY ACKNOWLEDGE AND ASSUME THESE RISKS.

☐                                    I represent and warrant that I have sufficient knowledge, understanding, and experience, either independently or together with my purchaser representative(s), in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, including the Network, to understand the terms of this Agreement and the offering materials, and such knowledge, understanding, and experience enables me to evaluate the merits and risks of purchasing the Tokens.

(3)  For purposes of this paragraph, “annual income” must be calculated as set forth in Rule 501(a) under the Securities Act of 1933, as amended, which requires natural persons to consider their income in the two most recent years and a reasonable expectation of income for the current year.

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☐                                    I agree that at any time in the future at which I may acquire Tokens, I shall be deemed to have reaffirmed, as of the date of acquisition of the Tokens, each and every representation and warranty made by me in this Agreement or any other instrument provided by me to the Company in connection with that acquisition, except to the extent modified in writing by me and consented to by the Company.

☐                                    I agree on behalf of myself and my successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver any other instruments, documents and statements and to take any other actions as the Company may determine to be necessary or appropriate to comply with applicable law and to effectuate and carry out the purposes of this Agreement. I further agree that the Company may, in its sole discretion, refuse to sell me a Token if, among other things, I refuse to comply with this provision.

6.                                                                                      Review of Subscription Information.

☐ The Subscriber acknowledges and agrees that it has received, and that it should read and carefully review, the following documents (collectively, the “Subscription Information”) in connection with submitting this Subscriber Questionnaire:

a.                                      The Offering Circular;

b.                                      The terms of use for the Stackstoken.com website operated by the Company (“Terms of Use”);

c.                                       The privacy notice for the Company and its affiliates (“Privacy Notice”); and

d.                                      This Agreement, which sets forth the terms governing my subscription to the Tokens, and sets forth certain representations I am making in connection with my subscription to the Tokens.

7.                                                                                      Subscriber Information.

Name of Subscriber:
First Name:	Entity Name:
Middle Initial:
Last Name:

Indicate if Subscriber is:

☐ S Corporation	☐ C Corporation
☐ Grantor Trust	☐ General Partnership
☐ Limited Partnership	☐ Limited Liability Partnership
☐ Limited Liability Company	☐ Natural Person
☐ Estate	☐ Other

Mailing Address:

Address — Line 1:
Address — Line 2:
City:
State:
Zip Code:

4

Telephone Number:

Facsimile Number (optional):

E-Mail Address:

Social Security Number or Tax Identification Number:

☐ This is a Joint Account

Name of Joint Account Holder:
First Name:
Middle Initial:
Last Name:

Social Security Number of Joint Account Holder:

Amount of Tokens:

Aggregate Investment (USD value):

Price per Token:

Payment Method (USD, Bitcoin or Ether):

Important: Bitcoin or Ether valued in US dollars by https://bitcoinaverage.com/ at the time of purchase. The https://bitcoinaverage.com/ valuation will be updated every three hours starting at 9:00 am Eastern time each day, and payments will be valued based on the most recent update at the time of payment. If at any time in the future, https://bitcoinaverage.com/ is no longer operational or operates with limited functionality such that the procedures set forth herein could not be applied (such as the inability to determine an accurate trading price of the applicable cryptocurrency at a precise time), or ceases to be a significant and/or reputable exchange platform for US holders of Bitcoin or Ether, such that use of https://bitcoinaverage.com/ is, in our determination, no longer a reliable method of determining the fair value of Bitcoin or Ether, we shall select a replacement source that, in the good faith judgment of management, is recognized in the market at such time, as a reputable and reliable source for such reporting purposes. The considerations to be used in selecting a replacement source shall include, whether such source has all applicable regulatory approvals to operate, the volume of cryptocurrency sales that are effected on such platform by US investors, and the reputation of such platform.  In the event we select a replacement source, investors will be notified of such change via electronic communication.

If purchase is accepted, Tokens will be delivered to a digital wallet address upon receipt of payment, under the terms described in the Offering Materials.

Important: When you create a digital wallet address, please do NOT disclose your private key to your digital wallet. The Company will never ask you for your private key.

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Electronic Transfer Instructions for Delivery of Purchase Price to Escrow Agent:

Escrow Agent
Name:
ABA Routing
Number:
Account
Name:
Account
Number:
FFC
Name:
FFC Account
Number:

Wallet address where Tokens may be delivered to:

[ ]

☐                                    I represent and warrant to the Company and the Parent that the answers provided in this Subscriber Questionnaire are current, true, correct and complete and may be relied upon by the Company and the Parent and their respective affiliates in evaluating my eligibility as a Subscriber and determining whether to accept this Agreement.  I will notify the Company of any change to the information provided in this Subscriber Questionnaire promptly, but in any event within fifteen days of such change.

☐                                    I agree to be bound by any affirmation, assent or agreement that I transmit to or through this website by computer or other electronic device, including internet, telephonic and wireless devices, including, but not limited to, any consent I give to receive communications from the Company or any of its affiliates solely through electronic transmission.  I agree that when I click on an “I Agree,” “I Consent” or other similarly worded button or entry field with my mouse, keystroke or other device, my agreement or consent will be legally binding and enforceable against me and will be the legal equivalent of my handwritten signature on an agreement that is printed on paper.  I agree that the Company; the Parent, and any of their affiliates will send me electronic copies of any and all communications associated with my subscription to the Tokens, as provided in Section 6 of this Subscriber Questionnaire and Section 11 below of the Subscription Agreement.

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SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) applies to the initial subscription to the Stacks Tokens issued by Blockstack Token LLC, a Delaware limited liability company (the “Company”) and is made and entered into by and between the undersigned (the “Subscriber”) and the Company.  Subject to the terms and conditions provided in this Agreement, and to the terms of the other Subscriber Agreements, as defined below, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by the Company) certain Stacks Tokens (the “Tokens”), as set forth in Section 1, offered pursuant to the offering circular with respect to the offer and sale of the Tokens in effect and filed with the Securities and Exchange Commission (“SEC”) under Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (“Securities Act”) as of the date hereof (the “Offering Circular”), and that may be used in connection with a blockchain network developed by the Company that is governed by the Blockstack Core software available at https://github.com/blockstack/blockstack-core (the “Network”).

A.                                    The Company is a wholly owned subsidiary of Blockstack PBC, a Delaware public benefit corporation (the “Parent”).

B.                                    The offering of Tokens (the “Offering”) is described in the Offering Circular that is available through the online website platform www.stackstoken.com (the “Site”), which is owned and operated by the Company, as well as on the SEC EDGAR website.  It is the responsibility of the Subscriber to read the Offering Circular and all other Subscription Information (defined below).  While these documents are subject to change, the Company advises the Subscriber to print and retain a copy of these documents for the Subscriber’s records.  By signing this Agreement electronically, Subscriber agrees to be bound by the terms of the Subscriber Agreements, as defined below, with respect to Subscriber’s subscription to the Tokens, and Subscriber agrees that by signing this Agreement electronically, Subscriber is also deemed to have signed each of the remaining Subscriber Agreements, to consent to the Company’s Privacy Notice, and to agree to transact business with the Company and to receive communications relating to the Tokens electronically.

C.                                    The Subscriber hereby represents that he, she or it is: (i) a United States citizen or resident or a corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States; and (ii) is either (1) an “accredited investor,” as that term is defined under Regulation D under the Securities Act, or (2) is a “qualified purchaser,” as that term is defined under Regulation A under the Securities Act.

D.                                    Except as the context otherwise requires, any reference in this Agreement to:

1.                                      “Subscription Information” shall mean collectively:

a.                                      The Subscriber Agreements;

b.                                      The Offering Circular; and

c.                                       The privacy notice for the Company and its affiliates (the “Privacy Notice”).

2.                                      “Blockstack Parties” shall mean the Company, the Parent, and any of their affiliates, and each of their respective directors, managers, officers, shareholders, members, partners, employees or agents.

3.                                      “Subscriber” shall mean the natural person (whether individually or jointly with another person) or entity subscribing for Tokens.

4.                                      “Subscriber Agreements” shall mean collectively:

a.                                      The questions and responses provided by the Subscriber in the course of completing the “invest flow” process, including without limitation the account information questionnaire, on the Site (the “Subscriber Questionnaire”);

b.                                      The terms of use for the Stackstoken.com website operated by the Company (the “Terms of Use”); and

c.                                       This Agreement, which sets forth the terms governing a subscription to the Tokens, and sets forth certain representations made in connection with a subscription to the Tokens.

SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

1.                                      Subscription for and Purchase of the Tokens.

1.1.                            Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Tokens (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth in the Subscriber Questionnaire.

1.2.                            The Subscriber must initially purchase at least the minimum number of Tokens established by the Company pursuant to the process specified in the Offering Circular.  There is no minimum subscription requirement on additional purchases once the Subscriber has purchased this minimum number of Tokens.

1.3.                            Once a Subscriber makes a commitment to purchase Tokens, the commitment is irrevocable until the Tokens are issued, the Purchase is rejected by the Company, or the Company otherwise determines not to consummate the transaction (except pursuant to Section 17 herein).

1.4.                            The Company or the Parent, acting on behalf of the Company, has the right to reject this Agreement in whole or in part for any reason.  Once the Agreement is accepted by the Company, the Subscriber may not cancel, terminate or revoke this Agreement (except pursuant to Section 17 herein), which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5.                            The purchase price for the Tokens shall be paid concurrently with the electronic execution and delivery to the Company of this Subscription Agreement.  Subscriber shall deliver the Purchase Price to the Escrow Agent in accordance with the instructions set forth in the Subscriber Questionnaire.   The Subscriber understands that the Company will not accept this Agreement until the full amount of the Purchase Price has been delivered to the Escrow Agent.

1.6.                            If this Agreement is accepted by the Company, the Subscriber agrees to comply fully with the terms of the Subscriber Agreements.  The Subscriber further agrees to execute any other necessary documents or instruments in connection with this subscription and the Subscriber’s purchase of the Tokens.

1.7.                            Subscriber understands and acknowledges that the Purchase Price for the Tokens will be held by [•] (the “Escrow Agent”), pending acceptance of the subscription by the Company.  If this Agreement is accepted by the Company, the Subscriber hereby authorizes the Company to direct the Escrow Agent to deliver the Purchase Price to the Company when the Tokens are delivered in the hard fork to the network at the “Cash Offering Closing” as such term is defined in the Offering Circular (the “Closing”).

1.8.                            In the event that this Agreement is rejected in full or this Agreement is terminated in accordance with Section 17 following its acceptance (in full or in part), the Company will direct any payment made by the Subscriber to the Company for the Tokens that has not previously been refunded to be refunded to the Subscriber by the Escrow Agent without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate.  To the extent that this Agreement is rejected in part, the Company shall direct the Escrow Agent to refund to the Subscriber any payment made by the Subscriber to the Company with respect to the rejected portion of this subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this subscription, which shall terminate.  To the extent that payment of the Purchase Price was delivered to the Escrow Agent in Bitcoin or Ether, the Escrow Agent will deliver the exact number of Bitcoin or Ether that it received from the Subscriber in satisfaction of the Company’s obligations under this Section 1.8.

1.9.                            Upon acceptance of this Agreement by the Company and payment of the Purchase Price by the Subscriber and receipt of the Purchase Price by the Escrow Agent, the Company agrees to deliver the Tokens to the Subscriber at the Closing as described in the Offering Circular, subject to the terms of this Agreement, and in all cases understanding that the Company has full discretion to accept or reject this Agreement at any time.

1.10.                     The Subscriber and the Company understand and agree that the Tokens subscribed for hereunder are subject to use restrictions that generally prohibit the Subscriber’s ability to sell, transfer, spend, exchange or otherwise make use of the Tokens until such Tokens have unlocked.  The unlocking commencement date of the Tokens will be the date when the Tokens are distributed (the “Unlocking Commencement Date”).  The vesting schedule for the Tokens will be that 1/24th of the Tokens will vest on the Unlocking Commencement Date and an additional 1/24th will vest upon the completion of each additional 4,320 blockchain blocks on the Stacks blockchain (as defined in the Offering Circular) after the time that the first 1/24th of the Tokens are unlocked on the Unlocking Commencement Date.

2.                                      Subscriber’s Review of Information and Subscription Decision.

2.1.                            The Subscriber acknowledges and understands that it is solely the Subscriber’s responsibility to read the Subscription Information and make a determination to subscribe to the Tokens.  The Subscriber and/or the Subscriber’s advisers, who are not affiliated with and not compensated directly or indirectly by any of the Blockstack Parties, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Company, its business and the Network to evaluate the merits and risks of a subscription, to make an informed decision and to protect Subscriber’s own interests in connection with the Purchase.  The Subscriber understands that Wilson, Sonsini, Goodrich & Rosati, P.C. acts as counsel only to the Company and does not represent the Subscriber or any other person by reason of purchasing the Tokens.

2.2.                            The Subscriber is subscribing for and purchasing the Tokens without being furnished any offering literature other than the Subscription Information, and is making this subscription decision solely in reliance upon the information contained in the Subscription Information and upon any investigation made by the Subscriber or Subscriber’s advisers, but not on any recommendation to subscribe to the Tokens by any Blockstack Party.

2.3.                            The Subscriber’s subscription to the Tokens is consistent with the purposes, objectives and cash flow requirements of the Subscriber.

2.4.                            The Subscriber understands that the Tokens being purchased are a speculative purchase that involves a substantial degree of risk of loss of the Subscriber’s entire purchase price in the Tokens, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Tokens.  The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.  Neither the Company nor anyone on its behalf has made any representations (whether written or oral) to the Subscriber (i) regarding the future value or utility of the Tokens or (ii) that the past business performance and experience of the Blockstack Parties or the Network will in any way predict the current or future value or utility of the Tokens.

2.5.                            The Subscriber understands that any forecasts or predictions as to the Company’s or the Network’s performance are based on estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

2.6.                            At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by the Parent, any other Blockstack Party, or any other person that:

2.6.1.                  a percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this subscription; or

2.6.2.                  the past performance or experience of any other purchase sponsored by any Blockstack Party in any way indicates the predictable or probable results of the ownership of the Tokens, the Network or the overall venture.

2.7.                            The purchase of Tokens (i) does not provide Subscriber with rights of any form with respect to the Company or its revenues or assets, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights; (ii) is not a loan to Company; and (iii) does not provide Subscriber with any ownership or other interest in Company or the Network.

2.8.                            The Company retains all current and future right, title and interest in all of the Company’s intellectual property, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Subscriber may not use any of Company’s intellectual property for any reason without Company’s prior written consent.

2.9.                            The Subscriber represents and agrees that none of the Blockstack Parties have recommended or suggested the acquisition of Tokens to the Subscriber.

3.                                      Subscriber’s Representations Related to a Subscription in the Tokens.

3.1.                            The Subscriber, if an entity, is, and shall at all times while it holds Tokens remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted.  The Subscriber, if a natural person, is eighteen years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America.  The principal place of business or principal residence of the Subscriber is as shown in the Subscriber Questionnaire.

3.2.                            The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth in this Agreement, and consummate the transactions contemplated in this Agreement.  The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations in this Agreement and to consummate the transactions contemplated in this Agreement.  This Agreement, assuming the due execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.3.                            The Subscriber is subscribing for and purchasing the Tokens solely for the Subscriber’s own account, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof.  The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Tokens, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Tokens, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.4.                            The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement and the performance of the obligations outlined in this Agreement will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber.  The Subscriber confirms that the consummation of the transactions envisioned in this Agreement, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.5.                            The Subscriber is able to bear the economic risk of this purchase and, without limiting the generality of the foregoing, is able to hold the Tokens for an indefinite period of time.  The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire subscription in the Tokens.

3.6.                            Neither (i) the Subscriber, (ii) any of its directors, executive officers, other officers that may serve as director or officer of any company in which it invests, general partners or managing partners, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 262 of the Securities Act) held by the Subscriber is subject to any Disqualifying Event(1) except for Disqualifying Events covered by Rule 262(b)(2) or (3) or Rule 262(c) under the Securities Act and disclosed reasonably in advance of the Purchase in writing in reasonable detail to the Company.

(1)  “Disqualifying Event” means the following:

(1)         within the past ten years, conviction of a felony or misdemeanor (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filing with the SEC or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

(2)         was the subject to an order, judgment or decree of any court of competent jurisdiction, entered within the prior five years, that restrains or enjoins the Subscriber from engaging or continuing to engage in any conduct or practice (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filings with the SEC; or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

3.7.                            The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Tokens offered pursuant hereto, has made any finding or determination relating to the fairness for purchase of the Tokens, or has recommended or endorsed the Tokens, and that the Tokens have not been registered under the Securities Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.8.                            Subscriber represents and warrants that Subscriber: (a) (1) is not located or domiciled; (2) does not have a place of business; or (3) is not conducting business (any of which would make Subscriber a “Resident”) in a jurisdiction in which access to or use of the Network and the Tokens is prohibited by applicable law, decree, regulation, treaty, or administrative act, (2) a Resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes, or (3) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List.  Subscriber agrees that if Subscriber’s country of residence or other circumstances change such that the above representations are no longer accurate, Subscriber will immediately cease using the Network and the Tokens.  Subscriber further represents and warrants that if Subscriber is purchasing the right to receive Tokens on behalf of a legal entity: (1) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (2) Subscriber is duly authorized by such legal entity to act on its behalf.

(3)         the subject of a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that (i) bars the Subscriber from (a) association with an entity regulated by such commission, authority, agency, or officer, (b) engaging in the business of securities, insurance or banking or (c) engaging in savings association or credit union activities; or (ii) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years;

(4)         subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 that (i) suspends the Subscriber’s registration as a broker, dealer, municipal securities dealer or investment adviser; (ii) places limitations on the Subscriber’s activities, functions or operations of, or imposes civil money penalties on the Subscriber; or (iii) bars the Subscriber from being associated with any entity or from participating in the offering of any penny stock;

(5)         subject to any order of SEC entered within the prior five years that orders the Subscriber to cease and desist from committing or causing a violation or future violation of (i) any scienter-based anti-fraud provision of the federal securities laws or (ii) Section 5 of the Securities Act;

(6)         suspension or expulsion from membership in, or suspension or bar from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7)         having filed (as a registrant or issuer), or named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within the past five years, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is currently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; and

(8)         was subject to a United States Postal Services (“USPS”) false representation order entered within the previous five years, or currently is subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the USPS to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

4.                                      Information Provided by Subscriber.

4.1.                            The information that the Subscriber has furnished in the Investor Questionnaire, including (without limitation) the information furnished by the Subscriber to the Company and the Parent regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D under the Securities Act and/or (ii) a “qualified purchaser” as that term is defined in Rule 256 under Regulation A under the Securities Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that the Company accepts this Agreement.  Further, the Subscriber shall immediately notify the Company of any change in any statement made in this Agreement prior to the Subscriber’s receipt of the Company’s acceptance of this Agreement, including, without limitation, Subscriber’s status as an “accredited investor” and/or a “qualified purchaser.”  The representations and warranties made by the Subscriber may be fully relied upon by the Company, and any other Blockstack Party, and by any investigating party relying on them.

4.2.                            The Subscriber confirms that all information and documentation provided to the Company and the Parent, including but not limited to all information regarding the Subscriber’s identity and source of funds to be used to purchase Tokens, is true, correct and complete.  The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to the Company and the Parent.  The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

4.3.                            The representations, warranties, agreement, undertakings and acknowledgments made by the Subscriber in this Agreement will be relied upon by the Blockstack Parties and counsel to the Company in determining, among other things, whether to allow the Subscriber to purchase Tokens.  The representations, warranties, agreements, undertakings and acknowledgments made by the Subscriber in this Agreement shall survive the Subscriber’s purchase of Tokens.  The Subscriber agrees to notify the Company immediately if any of the Subscriber’s representations, warranties and covenants contained in this Agreement become untrue or incomplete in any respect.

4.4.                            The Blockstack Parties may rely conclusively upon and shall incur no liability in respect of any action taken upon any notice, consent, request, instructions or other instrument believed in good faith to be genuine or to be signed by properly authorized persons of the Subscriber.

5.                                      Rights to Use Subscriber Information.

5.1.                            The Subscriber agrees and consents that the Blockstack Parties and any administrator appointed from time to time with respect to the Company (the “Administrator”) may obtain, hold, use, disclose, transfer, and otherwise process the Subscriber’s data, including but not limited to the contents of the Subscription Agreements:

5.1.1.                  as the Blockstack Parties or the Administrator reasonably deem necessary or appropriate to facilitate the acceptance, management and administration of the Subscriber’s subscription for Tokens, on an ongoing basis;

5.1.2.                  to provide notice of, and/or to seek consent to uses or disclosures of such data for specific purposes;

5.1.3.                  for any specific purposes where the Subscriber has given specific consent to do so;

5.1.4.                  to carry out statistical analysis and market research, whereby the products of such statistical analysis or market research are not disclosed outside of the Blockstack Parties or the Administrator on a basis in which Subscriber is identifiable without the Subscriber’s specific consent;

5.1.5.                  as the Blockstack Parties or the Administrator reasonably deem necessary or appropriate to comply with legal process, court orders, or other legal, regulatory, or self-regulatory requirements, requests, or investigations applicable to the Blockstack Parties, the Administrator or the Subscriber, including, but not limited to, in connection with anti-money laundering and similar laws, or to establish the availability under any applicable law of an exemption from registration of Tokens or to establish compliance with applicable law generally by the Blockstack Parties;

5.1.6.                  for disclosure or transfer to third parties, including the Subscriber’s financial adviser (where appropriate), regulatory bodies, auditors or technology providers to any of the Blockstack Parties or the Administrator, as reasonably necessary for the purposes described in this Section 5.1; and

5.1.7.                  for any other purposes described in the Privacy Notice or the Subscriber Agreements.

5.2.                            The Subscriber agrees and consents to disclosure by the Blockstack Parties or the Administrator to relevant third parties of information pertaining to the Subscriber in respect of disclosure and compliance policies or information requests related thereto.

5.3.                            The Subscriber authorizes the Blockstack Parties and any of their agents to disclose the Subscriber’s nonpublic personal information to comply with regulatory and contractual requirements applicable to the Blockstack Parties.  Any such disclosure shall, to the fullest extent permitted by law, be permitted notwithstanding any privacy policy or similar restrictions regarding the disclosure of the Subscriber’s nonpublic personal information.

6.                                      Relationship Between Subscriber and the Blockstack Parties.

6.1.                            Subscriber acknowledges and agrees that the purchase and sale of the Tokens pursuant to this Agreement is an arms-length transaction between the Subscriber and the Company.  In connection with the purchase and sale of the Tokens, none of the Company, the Parent, nor any other Blockstack Party is acting as the Subscriber’s agent or fiduciary.  The Blockstack Parties assume no advisory or fiduciary responsibility in connection with the Tokens.  The Blockstack Parties have not provided Subscriber with any legal, accounting, regulatory or tax advice with respect to the Tokens, and Subscriber has consulted its own respective legal, accounting, regulatory and tax advisers to the extent Subscriber deems appropriate.

7.                                      Regulatory Limitations and Requirements.

7.1.                            The Subscriber understands, acknowledges and agrees that the sale of Tokens contemplated in this Agreement is not fully registered with the SEC because it is being made in reliance on Regulation A under the Securities Act, which exempts the Company from certain reporting and other requirements related to the Company, the Tokens and their sale, and that the Company is not registered or licensed with any federal or state regulator as an investment adviser, broker-dealer, money services business, money transmitter, or virtual currency business, or under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or the Investment Company Act of 1940 (“1940 Act”).  As a result, the Subscriber will not be afforded the full set of protections provided to the clients and customers of such entities under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Advisers Act or the 1940 Act, or any money services business, money transmitter, or virtual currency laws.

7.2.                            The Subscriber understands and agrees that if, at any time, it is determined that the Company is not in compliance with the Securities Act, the Exchange Act, the Advisers Act, or the 1940 Act, or any laws or regulations applicable to money transmitters, money services businesses, or virtual currency businesses, or is otherwise not in compliance with applicable law, the Company may take any corrective action it determines is appropriate, in its sole and absolute discretion.

7.3.                            The Subscriber understands that the Tokens are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.

7.4.                            The Subscriber  understands that he or she may be barred from purchasing the Tokens if the Subscriber is (i) an employee benefit plan that is subject to the fiduciary responsibility standards and prohibited transaction restrictions of part 4 of Title I of U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan to which Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) applies, (iii) a private investment fund or other entity whose assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code or (iv) an insurance company, whose general account assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code.  The Subscriber has notified the Company if it falls into (i) — (iv) of this paragraph.

7.5.                            THE SUBSCRIBER REPRESENTS AND WARRANTS THAT IT WILL REVIEW AND CONFIRM THE INFORMATION PROVIDED ON AN INTERNAL REVENUE SERVICE (THE “IRS”) FORM W-9, WHICH WILL BE GENERATED AND PROVIDED TO THE COMPANY VIA THE SITE.  THE SUBSCRIBER CERTIFIES THAT THE FORM W-9 INFORMATION CONTAINED IN THE EXECUTED COPY (OR COPIES) OF IRS FORM W-9 (AND ANY ACCOMPANYING REQUIRED DOCUMENTATION), AS APPLICABLE, WHEN SUBMITTED TO THE COMPANY WILL BE TRUE, CORRECT AND COMPLETE.  THE SUBSCRIBER SHALL (I) PROMPTLY INFORM THE COMPANY OF ANY CHANGE IN SUCH INFORMATION, AND (II) FURNISH TO THE COMPANY A NEW PROPERLY COMPLETED AND EXECUTED FORM, CERTIFICATE OR ATTACHMENT, AS APPLICABLE, AS MAY BE REQUIRED UNDER THE INTERNAL REVENUE SERVICE INSTRUCTIONS TO SUCH FORMS FORM W-9, THE CODE OR ANY APPLICABLE TREASURY REGULATIONS OR AS MAY BE REQUESTED FROM TIME TO TIME BY THE COMPANY.

7.6.                            It is the intent of the Blockstack Parties to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities.  Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

7.6.1.                  None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

7.6.2.                  To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) will cause any Blockstack Party to be in violation of federal anti-money laundering laws or regulations.

7.6.3.                  When requested by the Company, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that the Company, the Parent or any other Blockstack Party may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person(2) to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities.  The Company reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to the Company.  In the event of delay or failure by the Subscriber to produce any information required for verification purposes, a subscription by the Subscriber may be refused.

7.6.4.                  Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, nor any of the Subscriber’s beneficial owners, nor any person for whom the Subscriber is acting as agent or nominee in connection with this subscription, nor, in the case of a Subscriber which is an entity, any Related Person is:

a.                                      a Prohibited Subscriber;(3)

b.                                      a Senior Foreign Political Figure,(4) any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure,(5) or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;(6) or

c.                                       a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 of the Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 as warranting special measures due to money laundering concerns.

(2)  “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan.

(3)  “Prohibited Subscriber” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to any Blockstack Party in connection therewith.

(4)  “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation.  In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

(5)  “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

(6)  “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

7.6.5.                  The Subscriber hereby agrees to immediately notify the Company if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 7.6.4 have become incorrect or if there is any change in the information affecting these representations and covenants.

7.6.6.                  The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, the Company may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations.

7.6.7.                  The Subscriber acknowledges and agrees that the Company, in complying with anti-money laundering statutes, regulations and goals, may file any information with governmental and law enforcement agencies to identify transactions and activities that the Company or any other Blockstack Party or their agents reasonably determines to be suspicious, or as otherwise required by law.

7.7.                            The Subscriber understands that no Blockstack Party is registered with the SEC or with the securities commission of any state or other jurisdiction as a broker-dealer under the Exchange Act.  The Subscriber will not be afforded the full set of protections provided under the Exchange Act or comparable state law.

7.8.                            The Subscriber understands and agrees that if the Company were deemed to be a money transmitter or money services business, it would be subject to significant additional regulation that could lead to significant changes with respect to the Network, how the Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase the Company’s costs in creating and facilitating transactions in the Tokens. Further, a regulator could take action against the Company and Blockstack Parties if it views the Tokens and the Network as a violation of existing law. Any of these outcomes would negatively affect the value of the Tokens and/or could cause the Company to cease operations.

7.9.                            Virtual Currency Business Matters:

7.9.1.                  The Subscriber understands and agrees that the Company does not intend to operate in the state of New York or any other state that requires a license to conduct a virtual currency business, and that if a Subscriber is a resident of a state that requires a license to conduct a virtual currency business, this Agreement is void and all rights and privileges of the Subscriber under this Agreement are canceled. If a Subscriber is a resident of a state that requires a license to conduct a virtual currency business, the Company will not allow the Subscriber to purchase the Tokens and participate on the Network.  Currently, to the best of the Company’s knowledge, only New York has this type of requirement, but other states may adopt similar requirements. Further, any prohibited Token transaction inconsistent with this Subsection 7.9.1 may be unable to be rescinded, and the Subscriber may lose all of his, her or its Purchase Price.

7.9.2.                  The Subscriber understands and agrees that if the Company and the Blockstack Parties were deemed to be conducting an unlicensed virtual currency business they would be subject to significant additional regulation and/or regulatory consequences, which could lead to significant changes with respect to the Network, how the Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase the Company’s costs in creating and facilitating transactions in the Tokens. Further, a regulator could take action against the Company and the Blockstack Parties if it views the Tokens and the Network as a violation of existing law. Any of these outcomes would negatively affect the value of the Tokens and/or could cause the Company to cease operations. Subscribers are strongly encouraged to seek independent legal advice regarding their individual circumstances in determining whether they are eligible to purchase the Tokens.

7.10.                     The Subscriber understands and agrees that the regulatory risks described in this Section 7 take into consideration U.S. law only and are a brief summary of the risks associated with the Subscription and the Tokens, which are more fully described in the Offering Circular.

7.11.                     The Subscriber further understands and agrees that it is anticipated that the Tokens will also be sold or resold outside the United States, which could subject the Blockstack Parties or the Tokens to non-U.S. legal requirements, which could be significant. Non-U.S. regulation could lead to the same types of changes and outcomes described above with respect to U.S. regulation, and any of these outcomes would negatively affect the value of the Tokens and/or cause the Blockstack Parties to cease operations.

8.                                      Tax Requirements.

8.1.                            The Subscriber certifies that the Subscriber has completed and submitted any required waiver of local privacy laws that could otherwise prevent disclosure of information to a Blockstack Party, the IRS or any other governmental authority for purposes of Chapter 3, Chapter 4 or Chapter 61 of the Internal Revenue Code (the “Code”) (including without limitation in connection with FATCA, as defined below) or any intergovernmental agreement entered into in connection with the implementation of the FATCA (an “IGA”), and any other documentation required to establish an exemption from, or reduction in, withholding tax or to permit the Company to comply with information reporting requirements pursuant to Chapter 3, Chapter 4 or Chapter 61 of the Code (including, without limitation, in connection with FATCA or any IGA).

8.2.                            The Subscriber further certifies that the Subscriber has provided to the Company an IRS Form W-9 (as included in Part IV of this Agreement), appropriate IRS Form W-8 or other applicable IRS Forms and any additional documentation required by the Company for purposes of satisfying the Company’s obligations under the Code.

8.3.                            The Subscriber will (a) provide, upon request, prompt written notice to the Company, and in any event within 30 days of such request, of any change in the Subscriber’s U.S. tax or withholding status, and (b) execute properly and provide to the Company, within 30 days of written request by the Company (or any other Blockstack Party), any other tax documentation or information that may be reasonably required by the Company (or another Blockstack Party) in connection with the operation of the Company or the Network to comply with applicable laws and regulations (including, but not limited to, the name, address and taxpayer identification number of any “substantial U.S. owner” (as defined in the Code) of the Subscriber or any other document or information requested by the Company (or another Blockstack Party) in connection with the Company complying with FATCA and/or any IGA or as required to reduce or eliminate any withholding tax directly or indirectly imposed on or collected by or with respect to the Company), and (c) execute and properly provide to the Company, within 30 days of written request by the Company (or another Blockstack Party), any tax documentation or information that may be requested by the Company (or any Blockstack Party).

8.4.                            The Subscriber further consents to the reporting of the information provided pursuant to this Section 8, in addition to certain other information, including, but not limited to, the value of the Subscriber’s purchase of Tokens to the IRS or any other governmental authority if the Company is required to do so under FATCA.

8.5.                            As used in this Agreement, “FATCA” means one or more of the following, as the context requires: (i) Sections 1471 through 1474 of the Code and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting, financial or tax information sharing, and/or withholding tax regimes, (ii) any intergovernmental agreement, treaty or any other arrangement between the United States and an applicable foreign country, entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in the foregoing clause (i), and (iii) any legislation, regulations or guidance implemented in a jurisdiction to give effect to the foregoing clauses (i) or (ii).

8.6.                            By executing this Agreement, the Subscriber understands and acknowledges that (i) the Company (or any other Blockstack Party) may be required to provide the identities of the Subscriber’s direct and indirect beneficial owners to a governmental entity, and (ii) the Subscriber hereby waives any provision of law and/or regulation of any jurisdiction that would, absent a waiver, prevent the Company from compliance with the foregoing and otherwise with applicable law as described in this Section 8.

8.7.                            The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of purchasing Tokens.  The Subscriber acknowledges that Subscriber has received a copy of the Offering Circular including, but not limited to, U.S. Federal Income Tax Considerations, regarding certain tax consequences of purchasing Tokens, subject to adoption of new laws or regulations or amendments to existing laws or regulations.  The Subscriber acknowledges and agrees that none of the Blockstack Parties are providing any warranty or assurance regarding the tax consequences to the Subscriber by reason of the Purchase.

9.                                      Other Risks.

9.1.                            The Subscriber (i) is able to bear the economic cost of holding the Tokens for an indefinite period of time; (ii) has adequate means of providing for his, her, or its current needs and possible personal contingencies even in the event that the Tokens lose all of their value; and (iii) has no need for liquidity of the Tokens. The Subscriber’s purchase of the Tokens is consistent with the objectives and cash flow requirements of the Subscriber and will not adversely affect the Subscriber’s overall need for diversification and liquidity.

9.2.                            The Subscriber is solely responsible for reviewing, understanding and considering the risks above and any additional risks, including without limitation those described in the Offering Materials. The Company’s operations, financial condition, and results of operations could be materially and adversely affected by any one or more of those risk factors, as could the underlying value of each Subscriber’s Tokens, which may lead to the Tokens losing all value.

10.                               Transfer and Storage of Personal Data.

10.1.                     The Subscriber understands and agrees that in connection with the services provided by the Company, its personal data may be transferred and/or stored in various jurisdictions in which the Blockstack Parties have a presence, including in or to jurisdictions that may not offer a level of personal data protection equivalent to the Subscriber’s country of residence.

10.2.                     The Subscriber further understands and agrees that, although the Blockstack Parties will use their reasonable efforts to maintain the confidentiality of the information provided in the Subscriber Questionnaire, the Blockstack Parties may disclose or transfer the Subscriber Agreements, and disclose or transfer other data of Subscriber, as described in Section 5.1.  Any disclosure, use, storage or transfer of information for these purposes shall not be treated as a breach of any restriction upon the disclosure, use, storage or transfer of information imposed on any person by law or otherwise.

11.          Consent to Electronic Delivery of Notices, Disclosures and Forms.

11.1.       The Subscriber understands that, to the fullest extent permitted by law, any notices, disclosures, forms, privacy statements, reports or other communications (collectively, “Communications”) regarding the Company, the Subscriber’s purchase of Tokens (including annual and other updates and tax documents) may be delivered by electronic means, such as by e-mail.  The Subscriber hereby consents to electronic delivery as described in the preceding sentence.  In so consenting, the Subscriber acknowledges that e-mail messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient.  The Subscriber also acknowledges that an e-mail from the Blockstack Parties may be accessed by recipients other than the Subscriber and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems.  No Blockstack Party gives any warranties in relation to these matters.  The Subscriber further understands and agrees to each of the following:

11.1.1.    Other than with respect to tax documents in the case of an election to receive paper versions, none of the Blockstack Parties or the Administrator will be under any obligation to provide the Subscriber with paper versions of any Communications.

11.1.2.    Electronic Communications may be provided to the Subscriber via e-mail or a website of a Blockstack Party upon written notice of such website’s internet address to such Subscriber.  In order to view and retain the Communications, the Subscriber’s computer hardware and software must, at a minimum, be capable of accessing the Internet, with connectivity to an internet service provider or any other capable communications medium, and with software capable of viewing and printing a portable document format (PDF) file created by Adobe Acrobat.  Further, the Subscriber must have a personal e-mail address capable of sending and receiving e-mail messages to and from the Blockstack Parties or the Administrator.  To print the documents, the Subscriber will need access to a printer compatible with his or her hardware and the required software.

11.1.3.    If these software or hardware requirements change in the future, a Blockstack Party will notify the Subscriber through the Site or other written notification.

11.1.4.    To facilitate these services, the Subscriber must provide the Company with his or her current e-mail address and update that information as necessary.  Unless otherwise required by law, the Subscriber will be deemed to have received any electronic Communications that are sent to the most current e-mail address that the Subscriber has provided to the Company in writing.

11.1.5.    None of the Blockstack Parties or the Administrator will assume liability for non-receipt of notification of the availability of electronic Communications in the event the Subscriber’s e-mail address on file is invalid; the Subscriber’s e-mail or Internet service provider filters the notification as “spam” or “junk mail”; there is a malfunction in the Subscriber’s computer, browser, internet service or software; or for other reasons beyond the control of the Blockstack Parties or the Administrator.

11.2.       Solely with respect to the provision of tax documents by a Blockstack Party, the Subscriber agrees to each of the following:

11.2.1.    If the Subscriber does not consent to receive tax documents electronically, a paper copy will be provided.

11.2.2.    The Subscriber’s consent to receive tax documents electronically continues for every tax year of the Company until the Subscriber withdraws its consent by notifying the Company in writing.

12.          Bankruptcy.

In the event that the Subscriber files or enters bankruptcy, insolvency or other similar proceeding, Subscriber agrees to use the best efforts possible to avoid any Blockstack Parties being named as a party or otherwise involved in the bankruptcy proceeding.  Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) Subscriber be allowed to return the Tokens to the Company for a refund or (ii) the Company being mandated or ordered to redeem or withdraw Tokens held or owned by Subscriber.

13.          Limitations on Damages.

13.1.       IN NO EVENT SHALL THE COMPANY OR ANY OTHER BLOCKSTACK PARTY BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

13.2.       IN NO EVENT WILL THE AGGREGATE LIABILITY OF THE COMPANY AND THE BLOCKSTACK PARTIES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR OTHER THEORY, ARISING OUT OF OR RELATING TO THESE TERMS EXCEED THE AMOUNT SUBSCRIBER PAYS TO THE COMPANY FOR THE TOKENS.

14.          Indemnification.  PLEASE READ THIS INDEMNIFICATION PROVISION CAREFULLY BECAUSE IT LIMITS A SUBSCRIBER’S ABILITY TO SEEK RELIEF FROM AN INDEMNIFIED PARTY.

14.1.       The Subscriber agrees to indemnify and hold harmless the Blockstack Parties, and each other person, if any, who controls, is controlled by, or is under common control with, any of the foregoing, within the meaning of Section 15 of the Securities Act, and their respective officers, directors, partners, members, shareholders, owners, employees and agents (collectively, the “Indemnified Parties”) against any and all loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon (i) any inaccurate representation or warranty made by the Subscriber, or breach or failure by the Subscriber to comply with any covenant or agreement made by the Subscriber, in this Agreement or in any other document furnished by the Subscriber to any of the foregoing in connection with this transaction or future transactions, or (ii) any action for securities, commodities, money transmission, or virtual currency law or other legal violations instituted by the Subscriber that is finally resolved by judgment against the Subscriber.

14.2.       The Subscriber also agrees to indemnify each Indemnified Party for any and all costs, fees and expenses (including legal fees and disbursements) in connection with any damages resulting from the Subscriber’s misrepresentation or misstatement contained in this Agreement, or the assertion of the Subscriber’s lack of proper authorization from the beneficial owner to enter into this Agreement or perform the obligations hereof.

14.3.       The Subscriber agrees to indemnify and hold harmless each Indemnified Party from and against any tax, interest, additions to tax, penalties, attorneys’ and accountants’ fees and disbursements, together with interest on the foregoing amounts at a rate determined by the applicable Indemnified Party computed from the date of payment through the date of reimbursement, arising from the failure to withhold and pay over to the IRS or the taxing authority of any other jurisdiction any amounts computed, as required by applicable law, with respect to the income or gains allocated to or amounts distributed to the Subscriber with respect to the Tokens during the period from the Subscriber’s acquisition of the Tokens.

14.4.       If, for any reason (other than the willful misfeasance or gross negligence of the entity that would otherwise be indemnified), the foregoing indemnification is unavailable to, or is insufficient to hold such Indemnified Party harmless, then the Subscriber shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Subscriber on the one hand and the Indemnified Parties on the other but also the relative fault of the Subscriber and the Indemnified Parties as well as any relevant equitable considerations.

14.5.       The reimbursement, indemnity and contribution obligations of the Subscriber under this Section 14 shall be in addition to any liability that the Subscriber may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties.

14.6.       Each Indemnified Party is an intended third party beneficiary of this Subscription Agreement. The remedies provided in this Section 14 shall be cumulative and shall not preclude the assertion by any Indemnified Party of any other rights or the seeking of any other remedies against the Purchaser.

14.7.       Notwithstanding the foregoing, nothing contained in this Section 14 or elsewhere in the Agreement shall constitute a waiver by the Subscriber of any of its legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

15.          Arbitration.  PLEASE READ SECTIONS 15.1 THROUGH 15.9 CAREFULLY BECAUSE THEY CONTAIN ADDITIONAL PROVISIONS APPLICABLE ONLY TO INDIVIDUALS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES. IF THE SUBSCRIBER IS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES, THIS SECTION REQUIRES THE SUBSCRIBER TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH THE COMPANY AND LIMITS THE MANNER IN WHICH A SUBSCRIBER CAN SEEK RELIEF FROM THE COMPANY.

15.1.       Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 15 (this “Arbitration Provision”).  The arbitration shall be conducted in Jersey City, New Jersey.  As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving Subscriber (or persons claiming through or connected with Subscriber), on the one hand, and any of the Blockstack Parties (or persons claiming through or connected with the Blockstack Parties), on the other hand, relating to or arising out of this Agreement, any Token, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section 15.5 below) the validity or enforceability of this Arbitration Provision, any part of this Arbitration Provision, or the entire Agreement.  Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise.  Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise.  The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

15.2.       The party initiating arbitration shall do so with the American Arbitration Association or the Judicial Arbitration and Mediation Services.  The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law.  In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

15.3.       If a Blockstack Party elects arbitration, that Blockstack Party shall pay the administrator’s filing costs and administrative fees (other than hearing fees).  If Subscriber elects arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules.  The Blockstack Party shall pay the administrator’s hearing fees for one full day of arbitration hearings.  Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or Subscriber requests that a Blockstack Party pay them and that Blockstack Party agrees to do so.  Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law.  If a statute gives Subscriber the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary in this Agreement.

15.4.       Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator.  In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal.  The panel will reconsider de novo all aspects of the initial award that are appealed.  Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding.  Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

15.5.       The Blockstack Parties agree not to invoke their right to arbitrate an individual Claim that Subscriber may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

15.6.       Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction.  Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party.  No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section 15.6 and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable.  Any challenge to the validity of this Section 15.6 shall be determined exclusively by a court and not by the administrator or any arbitrator.

15.7.       This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA.  The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations.  The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision.  The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court.  The arbitrator shall take steps to reasonably protect confidential information.

15.8.       This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any Token to any other party.  If any portion of this Arbitration Provision other than Section 15.5 is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force.  If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in Section 15.5 are finally adjudicated pursuant to the last sentence of Section 15.5 to be unenforceable, then no arbitration shall be had.  In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

15.9.       THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION.  THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY.  THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATED TO IT.

16.          Additional Information and Subsequent Changes in the Foregoing Representations, Warranties and Covenants.

16.1.       The Subscriber agrees to provide any additional documentation the Company or the Parent may reasonably request, including documentation as may be required by the Company or the Parent to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Securities Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

16.2.       Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

16.3.       The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

16.4.       The Subscriber acknowledges and agrees that it will provide additional information or take such other actions as may be necessary or advisable for the Blockstack Parties (in the sole and absolute judgment of such party or parties) to comply with any disclosure and compliance policies, related legal process or appropriate requests (whether formal or informal), tax reporting and/or withholding requirements or otherwise.

17.          Termination.

17.1.       In addition to any other event or development described in this Agreement as permitting or requiring termination, each of the following events will cause this Agreement to terminate and expire:

17.1.1.    In the discretion of the Subscriber, Subscriber shall be permitted to revoke its subscription and terminate this Agreement by providing written notice to the Company if (i) the Company determines to abandon the Offering or the Company is unable to complete the Cash Offering Closing within 90 days of the commencement of this Offering, (ii) the Company determines to only partially accept Subscriber’s subscription, or (iii) if the Company determines in its reasonable discretion that it expects a significant number of nodes on the network not to adopt the “hard fork” at the Cash Offering Closing; provided, however, that in the case of each of clauses (i), (ii) and (iii), the Company shall promptly provide notice to Subscriber of such determination, which in the case of clause (ii) may be made in accordance with Section 18.2, and in the case of clauses (i) and (iii) shall be made by filing an offering circular supplement via Rule 253(g)(2) of Regulation A and a Form 1-U and posting a notice on the Company’s website at stackstoken.com announcing such determination, and the Subscriber shall have ten (10) days to revoke his or her subscription following such announcement or receipt of such notice;

17.1.2.    At the discretion of the Company, any breach of any provision of this Agreement (including, without limitation, through any inaccuracy, omission, or incompleteness of a representation or warranty of the Subscriber in this Agreement); and/or

17.1.3.    At the discretion of the Company, any determination by the Company that the Subscription in any way results in a material violation of applicable law.

17.2.       In the event of termination, Sections 5 (Rights to Use Subscriber Information), 6 (Relationship between Subscriber and the Blockstack Parties), 10 (Transfer and Storage of Personal Data), 11 (Consent to Electronic Delivery of Notices, Disclosures and Forms), 13 (Limitations on Damages), 14 (Indemnification), 15 (Arbitration), 17 (Termination), and 18 (Miscellaneous Provisions) shall survive.

17.2.1.    Upon delivery of the Tokens to Subscriber pursuant to this Agreement, Subscriber’s obligations, pursuant to the Subscriber Questionnaire and Section 4 of this Agreement, to inform the Company of any changes in any statements made in this Agreement, shall terminate with respect to any such changes that relate solely to the period after the delivery of the Tokens.

18.          Miscellaneous Provisions.

18.1.       Governing Law; Consent to Jurisdiction; Venue and Service of Process.  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware.  To the extent permissible under applicable law, the Subscriber hereby irrevocably agrees that any suit, action or proceeding (“Action”) with respect to this Agreement may, but need not, be resolved, whether by arbitration or otherwise, within the State of New Jersey.  Accordingly, the parties consent and submit to the non-exclusive jurisdiction of the federal and state courts and any applicable arbitral body located within the State of New Jersey.  The Subscriber agrees and consents that service of process as provided by U.S. federal and Delaware law may be made upon the Subscriber in any such Action brought in any of said courts, and may not claim that any such suit, action or proceeding has been brought in an inconvenient forum.

18.2.       E-Mail Communications.  All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by e-mail to such address provided by the Subscriber via the Site.  Unless otherwise specified in this Agreement, Subscriber shall send all notices or other communications required to be given hereunder to the Company or the Parent via e-mail at legal@blockstack.com.  Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the e-mail has been sent (assuming that there is no error in delivery).  As used in this Section 18.2, “business day” shall mean any day other than a day on which banking institutions in the State of Delaware are legally closed for business.

18.3.       Assignability.  This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Company.  Any such assignment, transfer or delegation in violation of this Section 18.3 shall be null and void.

18.4.       Severability.  If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law.  Any provision hereof that may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

18.5.       Reimbursement of Costs Related to an Action.  In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created in this Agreement, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

18.6.       Entire Agreement.  This Agreement (including the exhibits and schedules attached to this Agreement) and the documents referred to in this Agreement constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with the Company with regard to the matters set forth in this Agreement.  This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between the Company and the Subscriber.

18.7.       Third-Party Beneficiaries.  The parties acknowledge that there are no third-party beneficiaries of this Agreement, except for any affiliates of the Company that may be involved in the issuance or servicing of Tokens on the Site, which the parties expressly agree shall be third-party beneficiaries hereof.

18.8.       Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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[E-SIGNATURE PAGE

☐            By checking this box and clicking the “I Agree” button, I agree to comply with and be bound by all terms of this Agreement. I acknowledge and accept that all purchases of the Tokens under this Agreement are final, and there are no refunds or cancellations except as may be required by this Agreement, applicable law or regulation. I further acknowledge and accept that the Company reserves the right to refuse, cancel or accept this Agreement at any time in its sole discretion.

AGREED AND ACCEPTED BY

THE COMPANY:

BLOCKSTACK TOKEN LLC

By:
Name:
Title:

Blockstack Token LLC
[ADDRESS]
[PHONE NUMBER]
[EMAIL]

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